Gehl Company	Tel: 262/334-9461
143 Water Street	Fax: 262/334-6603
P.O. Box 179	http://www.gehl.com
West Bend, WI 53095-0179
USA

Contact:
Kenneth Hahn
Chief Financial Officer
262-334-6632

News Release

GEHL COMPANY’S FIRST QUARTER SALES INCREASE 45%;
DILUTED EARNINGS PER SHARE OF $.53 UP FROM $.09

        WEST BEND, WI, April 23, 2004 – Gehl Company (NASDAQ NM: GEHL), a worldwide distributor and manufacturer of compact construction and agricultural equipment, today reported higher net income for the first quarter ended March 27, 2004, of $2.9 million, or $.53 per diluted share, compared to net income of $0.5 million, or $.09 per diluted share, in the first quarter of 2003. Net sales were $84.7 million in the quarter ended March 27, 2004, compared to net sales of $58.5 million in the first quarter of 2003, an increase of $26.2 million, or 45%.

        William D. Gehl, Chairman and CEO, said “We are encouraged by the first quarter results, which represent a significant improvement in our business over the first quarter of 2003. The return of larger rental customers to the telescopic handler market, the successful introduction and market acceptance of new Gehl skid loader models and the growing demand for compact track loaders generated double digit top line growth over last year’s first quarter. The sales increase in the quarter was stronger than anticipated, improving our revenue outlook for the remainder of 2004.” Mr. Gehl continued, “Nonetheless, higher steel prices and availability issues had a negative impact on margins in the first quarter, and are expected to continue for the balance of the year.”

Construction Equipment Sales up 52%

        Construction equipment net sales in the first quarter of 2004 were $54.4 million, a 52% increase from first quarter 2003 net sales of $35.8 million. The Company introduced a number of new products at its national sales meeting in early January including two new series of Gehl skid loaders. Shipments of skid loaders in the first quarter of 2004 were up strongly from 2003‘s comparable period due to demand for these new models, as well as increased demand for Mustang brand skid loaders. Demand for compact track loaders, a product introduced in mid-2002, continued to grow and resulted in 2004 first quarter shipments which were up significantly from the 2003 level. Telescopic handler shipments increased over 50% during the quarter as larger rental customers reemerged as buyers. The Company’s European subsidiary, Gehl Europe, also posted strong sales during the quarter.

(MORE)

Gehl Company
Gehl Company's First Quarter Sales Increase 45%;
Diluted Earnings Per Share of $.53 Up From $.09
April 23, 2004

Agricultural Equipment Sales up 33%

        Agricultural equipment net sales in the first quarter of 2004 were $30.3 million, a 33% increase from $22.7 million in the year-ago period, as milk prices in the first quarter of 2004 averaged nearly $12.00 per hundred weight, compared to approximately $9.75 per hundred weight in the comparable period of 2003. Shipments of skid loaders during the first quarter of 2004 were up strongly as improved economic conditions contributed to a healthy demand for the new models of Gehl brand skid loaders introduced in January 2004. Demand for compact track loaders was strong and resulted in 2004 first quarter shipments which were up significantly from the 2003 level. In addition, shipments of agricultural implements increased over 10% from the first quarter of 2003 levels.

Gross Margins and Expenses

        For the first quarter of 2004, Gehl’s gross margin was 20.5%, versus 21.0% during the same period in 2003. Gross margin for the construction equipment segment was 22.6% for the first quarter of 2004, compared with 22.8% in the year-ago period. Gross margin for the agricultural equipment segment was 16.9% for the first quarter of 2004, compared with 18.0% in 2003. The 2004 first quarter gross margin for both segments was adversely impacted by rising costs of steel and other component parts, increased costs of finished goods sourced from overseas due to the weak U.S. dollar versus the Euro and the yen, manufacturing inefficiencies associated with the start-up production of the new Gehl skid loader models and the mix of products shipped during the quarter. Gross margin has been, and will likely continue to be, adversely impacted by the steel price situation.

(MORE)

Gehl Company
Gehl Company's First Quarter Sales Increase 45%;
Diluted Earnings Per Share of $.53 Up From $.09
April 23, 2004

        Selling, general and administrative expense levels in the first quarter of 2004 were $12.8 million, or 15.1% of net sales, compared to $11.0 million, or 18.9% of net sales, in the first quarter of 2003. Selling, general and administrative expenses as a percentage of net sales improved as the growth in net sales exceeded expense increases.

Full Year Outlook

        First quarter sales were stronger than the Company had originally forecasted and order backlogs are improving, which indicates the Company’s markets continue to show signs of strength. Offsetting this positive trend, however, is the uncertainty over the magnitude and duration of higher steel prices. If the situation continues as it is today, these increased costs may offset the benefits of higher sales. Therefore, the Company, while cautiously optimistic relative to sales performance exceeding original expectations, reconfirms it’s original earnings forecast for 2004 at $1.20 to $1.40 cents per diluted share.

Forward Looking Statements

        Certain statements included in this press release are “forward-looking statements”intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including the statements in the section entitled “Full Year Outlook,” are forward-looking statements. When used in this press release, words such as the Company “believes,” “anticipates,” “expects”, “estimates” or “projects” or words of similar meaning are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those anticipated as of the date of this press release. Factors that could cause such a variance include, but are not limited to, any interruption in the expected general economic recovery, unanticipated changes in capital market conditions, the Company’s ability to implement successfully its strategic initiatives, market acceptance of newly introduced products, unexpected issues related to the pricing and availability of raw materials (including steel) and component parts, the ability of the Company to increase its prices to reflect higher prices for raw materials and component parts, the cyclical nature of the Company’s business, the Company’s and its customers’ access to credit, competitive pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and

(MORE)

Gehl Company
Gehl Company's First Quarter Sales Increase 45%;
Diluted Earnings Per Share of $.53 Up From $.09
April 23, 2004

regulations (including government subsidies and international trade regulations), technological difficulties, changes in currency exchange rates or interest rates, unanticipated difficulties or charges arising out of the proposed sale of the Company’s Owatonna, Minnesota manufacturing facility, the Company’s ability to secure sources of liquidity necessary to fund its operations, changes in environmental laws, the impact of any acquisition effected by the Company, and employee and labor relations. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, the Company’s expectations for fiscal year 2004 are based in part on certain assumptions made by the Company, including those relating to commodities prices, which are strongly affected by weather and other factors and can fluctuate significantly, housing starts and other construction activities, which are sensitive to, among other things, interest rates and government spending, and the performance of the U.S. economy generally. The accuracy of these or other assumptions could have a material effect on the Company’s ability to achieve its expectations.

About Gehl Company

        Gehl Company (Nasdaq NM: GEHL) is a manufacturer of compact equipment used worldwide in construction and agricultural markets. Founded in 1859, the Company is headquartered in West Bend, WI, with manufacturing facilities in West Bend, WI; and Madison and Yankton, SD. The Company markets its products under the Gehl ® and Mustang ® brand names. Mustang product information is available on the Mustang Manufacturing website (www.mustangmfg.com). CE Attachments, Inc. information is available at (www.ceattach.com). Gehl Company information is available at (www.gehl.com) or contact: Gehl Company, 143 Water Street, West Bend, WI 53095 (telephone: 262-334-9461).

( TABLES TO FOLLOW )

(MORE)

Gehl Company
Gehl Company's First Quarter Sales Increase 45%;
Diluted Earnings Per Share of $.53 Up From $.09
April 23, 2004

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	For the First Quarter Ended (unaudited)
	March 27, 2004	March 29, 2003
NET SALES	$84,687	$58,531
Cost of goods sold	67,291	46,268

GROSS PROFIT	17,396	12,263
Selling, general
and administrative expenses	12,782	11,034
Restructuring and other charges	--	160

Total operating expenses	12,782	11,194

INCOME FROM OPERATIONS	4,614	1,069
Interest expense	(588)	(899)
Interest income	426	503
Other (expense) income, net	(117)	109

INCOME BEFORE INCOME TAXES	4,335	782
Provision for income taxes	1,430	274

NET INCOME	$2,905	$508

NET INCOME PER SHARE
Diluted	$0.53	$0.09
Weighted average number of common
shares and common stock equivalents	5,496	5,393
Basic	$0.54	$0.09
Weighted average number of common
shares	5,356	5,374

(MORE)

Gehl Company
Gehl Company's First Quarter Sales Increase 45%;
Diluted Earnings Per Share of $.53 Up From $.09
April 23, 2004

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	March 27, 2004	December 31, 2003	March 29, 2003
ASSETS
Cash	$2,774	$3,688	$2,642
Accounts receivable - net	122,868	92,474	113,730
Finance contracts receivable - net	4,980	2,546	5,164
Inventories	34,287	31,598	35,731
Deferred income taxes	7,128	7,128	8,469
Prepaid expenses and other current assets	4,655	4,503	2,182

Total current assets	176,692	141,937	167,918
Property, plant and equipment - net	34,780	35,316	45,761
Goodwill	11,748	11,748	11,696
Other assets	15,189	14,353	14,398

Total assets	$238,409	$203,354	$239,773

LIABILITIES AND SHAREHOLDERS' EQUITY
Total current liabilities	$75,254	$58,603	$59,206
Long-term debt obligations	42,070	26,340	62,698
Other long-term liabilities	17,803	18,669	19,617
Deferred income taxes	1,742	1,742	1,644
Total shareholders' equity	101,540	98,000	96,608

Total liabilities and shareholders' equity	$238,409	$203,354	$239,773

(MORE)

Gehl Company
Gehl Company's First Quarter Sales Increase 45%;
Diluted Earnings Per Share of $.53 Up From $.09
April 23, 2004

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	For the First Quarter Ended
	March 27, 2004	March 29, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,905	$508
Adjustments to reconcile net income to net cash
used for operating activities:
Depreciation	1,234	1,287
Amortization	7	6
Cost of sales of finance contracts	(246)	43
Proceeds from the sales of finance contracts	23,535	18,121
Increase in finance contracts receivable	(26,382)	(18,800)
Net change in remaining working capital items	(17,797)	(6,401)

Net cash used for operating activities	(16,744)	(5,236)
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment additions	(847)	(319)
Proceeds from the sale of property, plant and equipment	212	--
Other	(104)	(108)

Net cash used for investing activities	(739)	(427)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit loans	15,730	6,597
Repayments of other borrowings - net	(39)	(390)
Proceeds from issuance of common stock	878	31
Treasury stock purchases	--	(176)

Net cash provided by financing activities	16,569	6,062
Net (decrease) increase in cash	(914)	399
Cash, beginning of period	3,688	2,243

Cash, end of period	$2,774	$2,642

(END)